Exhibit 99.1
BOOKSo A o MILLION(R)                                              News Release

402 Industrial Lane
Birmingham, AL  35211
205-942-3737

Contact:     Richard S. Wallington
             Chief Financial Officer
             (205) 942-3737


            ALBERT C. JOHNSON NAMED DIRECTOR OF BOOKS-A-MILLION, INC.


     BIRMINGHAM, Ala. (August 18, 2005) - Books-A-Million, Inc. (Nasdaq/NM:BAMM) today announced that Albert C. Johnson has been appointed to the Company's Board of Directors. He will also serve as a member of the Audit Committee for Books-A-Million. Johnson (age 61) currently is a financial consultant. He has more than 30 years of experience in finance and administration, most recently as senior vice president and chief financial officer of Dunn Investment Company in Birmingham, Alabama. Prior to that, he was a partner with Arthur Andersen, where he worked in various senior level positions for nearly 25 years.

     Commenting on the announcement, Clyde B. Anderson, Executive Chairman of the Board of Books-A-Million, said, "We are delighted that Albert Johnson has agreed to join our Board. Obviously, considering his extensive background in business and financial matters, he brings impressive credentials to the Board, and we expect that he will contribute greatly to its work. Further, as an independent director, his appointment enhances our continued efforts to ensure the highest caliber of corporate governance for our shareholders. We look forward to his participation as a director and to his counsel about the future direction for Books-A-Million."

     Johnson currently serves on the Board of Directors of MidSouth Industries, Inc., where he is chairman of the Finance and Audit Committee.

     Johnson earned a Master of Science degree in Systems Management from the University of Southern California and a Bachelor of Science in Accounting from Florida State University. Johnson is a Certified Public Accountant. He also served as a Captain in the Strategic Air Command of the United States Air Force.

     Books-A-Million is one of the nation's leading book retailers and sells on the Internet at www.booksamillion.com. The Company presently operates 207 stores in 19 states and the District of Columbia. The Company operates three distinct store formats, including large superstores operating under the names Books-A-Million and Books & Co., traditional bookstores operating under the names Books-A-Million and Bookland, and Joe Muggs Newsstands.

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